Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-3

(Form Type)

ORAGENICS, INC.

(Exact name of Registration as Specified in its Charter)

Table 1 – Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate		Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
	Equity	Common Stock, Par Value $0.001 per share	457(o)
	Other	Warrants	457(o)
Fees to Be Paid	Other	Units	457(o)
	Unallocated (Universal Shelf)	—	457(o)	(1)	(2)	$40,000,000	$	110.20 per $1,000,000	$4,408
Fees Previously Paid	—	—	—	—	—	—		—	—	—	—	—	—
Carry Forward Securities
Carry Forward Securities	—	—	—	—	—	—		—	—	—	—	—	—
	Total Offering Amounts					$40,000,000			$4,408
	Total Fees Previously Paid								N/A
	Total Fee Offsets								N/A
	Net Fee Due								$4,408

(1)	There is being registered hereunder an unspecified number of shares of (a) common stock, (b) warrants to purchase common stock, and (c) units, consisting of some or all of these securities in any combination, as may be sold from time to time by the Registrant. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. There is also being registered hereunder an unspecified number of shares of common stock, as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. In no event will the aggregate offering price of all types of securities issued by the Registrant pursuant to this registration statement exceed $40,000,000. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.

(2)	The proposed maximum aggregate offering price per security and the proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to Instruction 2.A.iii.b. to the Calculation of Filing Fee Tables and Related Disclosure on Form S-3 under the Securities Act of 1933, as amended. Pursuant to General Instruction I.B.6. of Form S-3, if the aggregate market value of the registrant’s outstanding voting and non-voting common equity held by non-affiliates of the registrant does not equal or exceed $75,000,000 subsequent to the effective date of this registration statement, then the aggregate offering price of all types of securities that the registrant may issue in primary offerings pursuant to this registration statement in any 12-month period may not exceed one-third of the aggregate market value of the voting and non-voting common equity held by non-affiliates of the registrant at such time. In the event that subsequent to the effective date of this registration statement, the aggregate market value of the registrant’s outstanding common stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made in primary offerings pursuant to this registration statement.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended at the statutory rate of $110.20 per million of the maximum aggregate offering price in effect at the time of filing.